CONFIDENTIAL CMB.TECH NV Confidential CMB.TECH NV UP TO $2,000,000,000 SENIOR SECURED CREDIT FACILITY SUMMARY OF TERMS AND CONDITIONS I. Parties to the Credit Facility Borrower1: Golden Ocean Group Limited (“GOGL” or the “Borrower”), a company incorporated under the laws of Bermuda. Guarantors2: Each subsidiary of the Borrower that directly or indirectly owns a Collateral Vessel (as defined below), on a joint and several basis (each a “Guarantor” and collectively the “Guarantors”). Shareholder Guarantor: CMB.TECH NV (“CMB.TECH” or the “Shareholder Guarantor”), a limited liability company incorporated under the laws of the Kingdom of Belgium. Mandated Lead Arrangers: Nordea Bank Abp, filial i Norge (“Nordea”), BNP Paribas SA/NV (“BNPP”), Crédit Agricole Corporate and Investment Bank (“CACIB”), Société Générale (“SG” and other acceptable financial institutions acceptable to CMB.TECH and Nordea (the “Mandated Lead Arrangers”). Lead Arrangers: Such financial institution(s) as may be agreed between CMB.TECH and the Bookrunners (as defined below) (the “Lead Arrangers”). Co-Arrangers: Such financial institution(s) as may be agreed between CMB.TECH and the Bookrunners (as defined below) (the “Co-Arrangers”). Bookrunners: Nordea, BNPP, CACIB and SG (the “Bookrunners”). Underwriters: Nordea, BNPP, CACIB and SG (the “Underwriters”). Global Coordinator: Nordea (the “Global Coordinator”). Facility Agent and Security Agent: Nordea (the “Facility Agent” and the “Security Agent”). Swap Providers: Any Lender or their affiliates (each a “Swap Provider” and collectively the “Swap Providers”). Lenders: The Mandated Lead Arrangers, the Underwriters, the Lead Arrangers, the Co-Arrangers and a syndicate of financial institutions arranged by the Bookrunner in consultation with CMB.TECH (the “Lenders”). 1 Structure subject to legal review 2 [***] Page 1 of 15 Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

CONFIDENTIAL CMB.TECH NV Page 2 of 15 Confidential Required Lenders: Lenders whose aggregate outstanding principal amounts and commitments represent an amount greater than 66 2/3% (the “Required Lenders”). II. Description of the Credit Facility Credit Facility3: A senior secured credit facility in the aggregate principal amount of up to $2,000,000,000 (the “Credit Facility”); divided into (i) a term loan facility in the aggregate principal amount of $1,250,000,000 (the “Primary Credit Facility”); and (ii) a revolving credit facility in the aggregate principal amount of $750,000,000 (the “Top-Up Credit Facility”). Closing Date: The date the definitive documentation evidencing the Credit Facility shall be entered into, however no later than June 30, 2025 (the “Closing Date”). Initial Borrowing Date: The date the first drawing of a Loan (as defined below) under the Primary Credit Facility, however no later than December 15, 2025 (the “Initial Borrowing Date”). Maturity Date: The final maturity date of the Credit Facility shall be on the 5th anniversary of the Closing Date (the “Maturity Date”). Collateral Vessels: Those vessels listed as vessel 1-82 (inclusive) on Annex I (the “Collateral Vessels”). Use of Proceeds: The loans made pursuant to the Primary Credit Facility (each a “Primary Loan” and collectively, the “Primary Loans”) shall be used by the Borrower (i) to refinance all existing indebtedness related to the Collateral Vessels and (ii) for its general corporate and working capital purposes. The loans made pursuant to the Top-Up Credit Facility (each a “Top- Up Loan” and collectively, the “Top-Up Loans” and collectively with the Primary Loans, the “Loans”) shall be used by the Borrower for its general corporate and working capital purposes. Availability4: Each Primary Loan made pursuant to the Primary Credit Facility shall be incurred on or after the Closing Date in a manner consistent with the requirements set forth under the heading “Use of Proceeds” above. provided that each Primary Loan must be utilized prior to August 15, 2025 (the “Commitment Termination Date”). Each Top-Up Loan with respect to the Top-Up Credit Facility may be incurred on a revolving basis after the Primary Loan in connection with 3 Loan agreement will include ability to consolidate Primary Loans under the Primary Credit Facility and consolidate Top-Up Loans under the Top-Up Credit Facility. 4 The Borrower will need to be in compliance with the Collateral Maintenance Test for each drawdown under the Credit Facility

CONFIDENTIAL CMB.TECH NV Page 3 of 15 Confidential the relevant Collateral Vessel, in a manner consistent with the requirements set forth under the heading “Use of Proceeds” above. The Credit Facility shall on the Closing Date not exceed the lesser of (i) $2,000,000,000 and (ii) 60% of the aggregate fair market value of the Collateral Vessels. The fair market value to be determined by the average of two valuations by Approved Brokers (as defined in Annex III hereto) shall not be older than 30 days prior to the Closing Date. Scheduled Repayments / Reductions5: The Primary Credit Facility shall be subject to equal consecutive semi- annual repayments commencing 6 months after the Initial Borrowing Date each in an amount equal to $[ ] million. The Top-Up Credit Facility shall be subject to equal semi-annual reductions commencing 6 months from the Initial Borrowing Date each in an amount equal to $[ ] million. Any outstanding amount under the Credit Facility shall be paid in full on the Maturity Date. Voluntary Reductions: Unutilized portions of the Credit Facility may, upon three business days’ prior written notice to the Facility Agent, be permanently reduced or terminated by the Borrower at any time without penalty, in integral multiples of $1 million in the case of partial reductions. All voluntary reductions made pursuant to the preceding paragraph above will be applied to reduce future Scheduled Repayments of the Credit Facility on a pro rata basis (including the balloon). Voluntary Prepayments: Voluntary prepayments (in integral multiples of $1 million in the case of partial prepayments) may be made at any time on three business days’ prior written notice to the Facility Agent, without premium or penalty, provided that voluntary prepayments made on a date other than the last day of an interest period applicable thereto shall be subject to payment of customary breakage costs and funding loss costs. All voluntary prepayments made to Loans shall be applied to reduce future Scheduled Repayments of the Credit Facility on a pro rata basis (including the balloon). Mandatory Prepayments: 1. Sale and Total Loss Primary Credit Facility Upon a sale, total loss or other disposition of any Collateral Vessel, the Primary Loan shall be required to be repaid (if the Primary Loan in respect of that Collateral Vessel has been advanced) or cancelled (if not) in an amount equal to the sum of the Primary Loans outstanding and any undrawn commitments of the Primary Credit Facility 5Credit Facility – 20 year age adjusted repayment profile to nil

CONFIDENTIAL CMB.TECH NV Page 4 of 15 Confidential multiplied by a fraction, the numerator of which is the appraised value of such Collateral Vessel subject to such sale, loss or other disposition and the denominator of which is the aggregate of the appraised value of all Collateral Vessels (as determined on the basis of the most recently obtained appraisals) other than those in relation to which such a prepayment or cancellation has already been made (the “Relevant Fraction”). Mandatory Repayments made pursuant to paragraph above, shall for the Primary Credit Facility be applied to reduce all future Scheduled Repayments of the Primary Credit Facility on a pro rata basis (including the balloon). Top-Up Credit Facility Upon a sale, total loss or other disposition of any Collateral Vessel, the commitments in respect of the Top-Up Credit Facility shall be required to be cancelled in an amount equal to the commitments in respect of the Top-Up Credit Facility multiplied by the Relevant Fraction and shall prepay the outstanding advances of the Top-Up Credit Facility if they exceed the amount of such commitments after the cancellation. Mandatory Reductions made pursuant to paragraph above, shall for the Top-Up Facility be applied to reduce all future Scheduled Reductions of the Top-Up Credit Facility on a pro rata basis (including the balloon). 2. Change of Control – CMB.TECH From the Initial Borrowing Date, the Borrower shall prepay and cancel the Credit Facility in its entirety within 60 days thereafter, if 2 or more persons acting in concert or any individual person other than the CMB.TECH Permitted Holders (as defined below): (a) acquires legally and/or beneficially, and either directly or indirectly, in excess of 50 per cent. of the issued share capital or the voting rights of CMB.TECH; or (b) has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of CMB.TECH; “CMB.TECH Permitted Holders” means each of (i) CMB NV, (ii) Saverco NV and (iii) Marc Saverys, his direct lineal descendants, the personal estate of any of them and any trust or similar entity created for the sole benefit of any of those persons or their estates and family (and, as may be the case, any parallel vehicle thereof and their respective alternative investment vehicles) and their affiliates. 3. Change of Control – GOGL From the Initial Borrowing Date, the Borrower shall prepay and cancel the Credit Facility in its entirety within 60 days thereafter:

CONFIDENTIAL CMB.TECH NV Page 5 of 15 Confidential (a) the Borrower ceases to own beneficially 100% of the aggregate issued share capital of the Guarantors6; or (b) 2 or more persons acting in concert or any individual person other than the GOGL Permitted Holders (as defined below): (i) acquires legally and/or beneficially, and either directly or indirectly, in excess of 33.33 per cent. of the issued share capital or the voting rights of the Borrower; or (ii) has the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Borrower; “GOGL Permitted Holders” shall mean CMB.TECH or one of its subsidiaries. 4. Breach of Financial Covenants Upon a breach of the Financial Covenants, the Borrower shall within 5 days after receipt of a written notice from the Facility Agent (acting with the authority from the Required Lenders) requesting to do so, prepay and cancel the Credit Facility in its entirety unless the breach is rectified by the Borrower. 5. Illegality If it becomes unlawful for a Lender to fund or maintain its participation in or perform its obligations under the Credit Facility, such Lender may cancel its commitment and/or require prepayment of its share of the Credit Facility. III. Other Terms Applicable to the Credit Facility Guarantees: The Guarantors and Shareholder Guarantor shall be required to provide an unconditional and irrevocable on-demand guarantee(s) of all amounts owing under the Credit Facility which is immediately due on first demand (the “Guarantees”). The Guarantees shall contain terms and conditions satisfactory to the Facility Agent and the Lenders and customary for transactions of this type and shall, to the extent required by Nordea and the Lenders, also guarantee, on a subordinated basis, the Borrower’s obligations under interest rate swaps, foreign currency swaps or similar hedging agreements with a Swap Provider. The Guarantees shall be a guarantee of payment and not of collection. Security: (a) All amounts owing under the Credit Facility and (b) on a subordinated basis any of the Borrower’s obligations under any interest rate swaps, foreign currency swaps or similar hedging agreement (the “Secured Hedging Agreements”) with any Swap Provider entered in connection with the Credit Facility will, in each case, be secured by: 6 To be confirmed whether this this requirement is possible following a due diligence of the ownership structure of GOGL and its subsidiaries

CONFIDENTIAL CMB.TECH NV Page 6 of 15 Confidential (i) Guarantees from the Guarantors and the Shareholder Guarantor. (ii) A first priority cross-collateralized mortgage over each of the Collateral Vessels. (iii) A first priority general assignment of all earnings from the Collateral Vessels. (iv) A First priority share pledge over the shares of the Guarantors (except for the Golden Ocean Group Limited shares)7. (v) A first priority assignment of the insurances and requisition compensation on the Collateral Vessels. (vi) A first priority pledge of the Earnings Account. (vii) Manager’s undertaking(s). (viii) Subordination of shareholder loans and intra-group loans. (ix) A first priority assignment of any existing or future time charter contracts (including any assignment of associated charter guarantee and any pooling agreement) with charterers in excess of 24 months in respect of the Collateral Vessels (it being understood that the Borrower will use their commercially reasonable efforts to obtain acknowledgements of the assignments from the charterer). All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance satis- factory to the Lenders and the Borrower and customary for transactions of this type, and shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to the Facility Agent in its reasonable discretion. Earnings Account: The Borrower shall maintain for the duration of the Credit Facility a bank account in its name with the Facility Agent (the “Earnings Account”) and shall procure that all hires, freights, insurance proceeds and other sums payable in respect of the Collateral Vessels and any payments made to the Borrower in connection with the Secured Hedging Agreements are credited without delay or deductions to the Earnings Account. The amounts in the Earnings Account shall be freely available to the Borrower provided that no Event of Default has occurred and is continuing. Financial Covenants – Borrower: The Following financial covenants shall apply at all times to the Borrower and its subsidiaries on a consolidated basis and shall be 7 Only until the Super SPC merges into MergeCo to be replaced with a negative pledge

CONFIDENTIAL CMB.TECH NV Page 7 of 15 Confidential measured on a quarterly basis (definitions set forth below in this section to be agreed). (i) Minimum Liquidity. Free cash shall at all times be the greater of (i) $20 million and (ii) 5% of total indebtedness. (ii) Positive Working Capital. Consolidated working capital (defined as Consolidated Current Assets minus Consolidated Current Liabilities) shall at all times not be less than $0). Financial Covenants – CMB.Tech: Those financial covenants as set forth in the Amendment and Restatement Agreement dated June 28, 2024 (as amended) (the “CMB.TECH Loan Agreement”)8 with the exception that the Equity Ratio will be amended to a Value Adjusted Equity ratio with the following thresholds (i) 25% from the Initial Borrowing Date through December 31, 2025, (ii) 27.5% from January 1, 2026 through December 31, 2026 and (iii) 30% thereafter. Collateral Maintenance: The aggregate fair market value of all Collateral Vessels then acting as security for the Credit Facility shall at all times be at least (i) 125% from the Initial Borrowing Date to the 12 month anniversary thereof and (ii) 130% thereafter, of the sum of the then aggregate outstanding principal amount of Loans (the “Collateral Maintenance Test”) provided that, any such non-compliance shall not constitute an event of default so long as within 30 days of the occurrence of such non compliance, the Borrower shall either (i) post additional collateral (“Additional Collateral”) satisfactory to the Required Lenders in favor of the Security Agent (it being understood that cash collateral comprised of U.S. Dollars is satisfactory and that it shall be valued at par), pursuant to security documentation reasonably satisfactory in form and substance to the Security Agent, in an aggregate amount sufficient to cure such non- compliance (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions), (ii) prepay the Credit Facility in an amount sufficient to cure such non- compliance or (iii) a combination of Additional Collateral and prepayments. The Collateral Maintenance Test shall be tested (i) semi-annually together with each semi-annual compliance certificate and (ii) if an Event of Default has occurred. The Borrower shall at the same time and at its expense provide vessel valuations from two Approved Brokers where the average will be used in view of the Collateral Maintenance Test. Distribution Restrictions – CMB.TECH: As per the CMB.TECH Loan Agreement. Distribution Restrictions – Borrower: The Borrower may declare or make any dividend payment or distribution in cash or in kind provided that (y) no default or event of default at the time of incurrence thereof or would result therefrom is then in existence and (z) after giving effect to such payment, the 8 The CMB.TECH Loan Agreement will be amended to reflect a change to Value Adjusted Equity ratio

CONFIDENTIAL CMB.TECH NV Page 8 of 15 Confidential Borrower and its subsidiaries are in compliance with the Financial Covenants. Interest Periods: Each interest period shall be for a period with respect to the Credit Facility; one (1) or three (3) months, or such other period as the Facility Agent may, with the authorization of all the Lenders, agree with the Borrower (it being understood that if the Borrower fails to select an interest period, that interest period will be three (3) months) (the “Interest Period”). Interest Rate: The rate of interest on each Loan in respect of an Interest Period is the percentage rate per annum which is the aggregate of: (i) The Applicable Margin (as defined below); and (ii) Compounded Reference Rate or Term SOFR9 (including zero SOFR floor) USD SOFR / The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate). “Applicable Margin10” shall mean a percentage per annum set forth in the table below under the appropriate caption based on the ratio of Net Debt to Total Capitalization Ratio set forth in the most recent Quarterly Pricing Certificate received by the Facility Agent pursuant to the Credit Facility: Applicable Margin shall be in effect from and after each date of delivery (each such date, a “Start Date”) of any certificate (each such certificate, a “Quarterly Pricing Certificate”) by an authorized officer of CMB.TECH or GOGL (as the case may be) to the Facility Agent, within 60 days of the last day of the first three fiscal quarters of CMB.TECH or GOGL (as the case may be) in each fiscal year and within 120 days of the last day of the fourth fiscal quarter of CMB.TECH or GOGL (as the case may be) in such fiscal year, which Quarterly Pricing Certificate shall set forth the calculation of Net Debt 9 As per LMA standard 10 [***] PRICING LEVEL [***] [***] [***] I [***] [***] [***] II [***] [***] [***] III [***] [***] [***]

CONFIDENTIAL CMB.TECH NV Page 9 of 15 Confidential to Total Capitalization Ratio as at the last day of the fiscal quarter ended immediately prior to the relevant Start Date and the Applicable Margin, which shall be applicable thereafter until the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Facility Agent or (y) the date which is 60 days following the last day of the fiscal quarter in which the previous Start Date occurred (such date, the “End Date”). If no Quarterly Pricing Certificate has been delivered to the Facility Agent as of the End Date indicating an entitlement to a new (or the same) Applicable Margin (and thus commencing a new Start Date), the Applicable Margin shall be the one set forth in Pricing Level III of the table above (such level, the “Highest Applicable Margin”). Notwithstanding anything to the contrary herein, the Applicable Margin shall be the Highest Applicable Margin at all times during an Event of Default relating to non-payment or bankruptcy/insolvency events. As used herein, “Net Debt to Total Capitalization11” shall mean, at any date of determination, the ratio of (i) Total Net Debt of CMB.TECH or GOGL (as the case may be) and their respective subsidiaries on such date to (ii) Total Capitalization (Total Net Debt and Total Stockholders Equity) of CMB.TECH or GOGL and their respective subsidiaries. Interest in respect of Loans shall be payable in arrears at the end of the applicable Interest Period and every three months in the case of Interest Periods in excess of three months. All calculations of interest, commitment fees and other fees shall be based on a 360-day year and actual days elapsed. The Credit Facility shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs (including FATCA and Basel III related costs), break costs, funding losses, illegality and withholding taxes. The Borrower shall have the right, in the absence of a default or event of default, to refinance that Lender that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the Credit Facility which expressly require the consent of all Lenders and the Required Lenders have consented. Fees: As per Annex III. Default Interest: Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to the rate which is 2% (for the avoidance of doubt, 2 percentage points) in excess of the rate borne by the Loans. Such interest shall be payable on demand. Commitment Fee:12 A commitment fee (the “Commitment Fee”), computed at a rate per annum equal to 35% of the Applicable Margin, which shall accrue from 11 Total Capitalization to reflect the difference between book values and market values for vessels to be determined. Hybrid debt to be accounted for as book equity as per IFRS 12 CMB.TECH will be required to deliver a Pricing Certificate which will determine the Ticking Fee from the Closing Date

CONFIDENTIAL CMB.TECH NV Page 10 of 15 Confidential the Closing Date until the Maturity Date and shall be calculated on the unutilized commitments of each Lender under the Credit Facility and shall be due and payable quarterly in arrears on the last day of each fiscal quarter and on the Maturity Date (or such earlier date upon which the Credit Facility is terminated). Conditions Precedent: Those conditions precedent that are usual and customary for these types of facilities. General Undertakings: Those undertakings that are usual and customary for facilities of this type including but not limited to (i) (i) limitations usual and customary in the context of the status of the Guarantors as SPVs (until such time as they have merged with CMB.TECH Belgium NV). (i) CMB.TECH shall at all times own at least 30% of the share capital of the Borrower. Ship Covenants: Those ship covenants that are usual and customary for facilities of this type. Insurance: The Borrower shall procure that each Collateral Vessel is insured on usual and customary terms that are acceptable to the Lenders. Representations and Warranties: Those representations and warranties that are usual and customary for facilities of this type. Events of Default: Those events of default that are usual and customary for facilities of this type. Documentation: The Lenders’ commitment hereunder will be subject to the negotiation, execution, and delivery of satisfactory finance documents consistent with the terms herein and otherwise in form and substance satisfactory to the Lenders. Such documentation shall include clauses related to (without limitation) set-off, gross-up, market disruption, amendments or waivers, cost of funds, defaulting banks, capital adequacy, reserves, funding losses, illegality, withholding taxes, bail-in, increased costs, appropriate FATCA provisions (Lender risk), mitigation, indemnities, disclosure of information, corrupt practices, money laundering, sanctions, environmental responsibilities, responsible ship recycling and green passport compliance, Poseidon Principles, enforcement and pro rata sharing, severability, notices, costs/expenses (including value added taxes or other taxes, if applicable), relationship between the Facility Agent and the Lenders, calculations and certificates, transfers, amendments and waivers etc, and other provisions as appropriate for a financings of this type. Publication: The finance parties have the right, at its own expense, to publish information about its participation in the Credit Facility and for such purpose use the Shareholder Guarantor’s and the Borrower’s logos and trademarks in connection with such publication.

CONFIDENTIAL CMB.TECH NV Page 11 of 15 Confidential “KYC”: The Shareholder Guarantor, the Borrower, the Guarantors or any Lender (if applicable) shall supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or any Lender in order to carry out and be satisfied with all necessary “know your customer” (“KYC”) or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Credit Facility and shall satisfy all internal compliance policies of the Facility Agent or any Lender. Indemnification: All reasonable and documented costs and expenses incurred by the Lenders and the Administrative Agent relating to the Credit Facility, the documentation and enforcement thereof (including, without limitation, all reasonable legal fees and disbursements of (i) one counsel to the Facility Agent and the Mandated Lead Arrangers and (ii) local counsel (as necessary) to the Facility Agent), shall be borne by the Borrower. The documentation for the Credit Facility shall contain customary indemnities for the Lenders (other than as a result of such indemnified party’s gross negligence or willful misconduct). Governing Law: English law. Jurisdiction: Courts of England. Lender’s Legal Counsel: Watson Farley & Williams LLP.

CONFIDENTIAL CMB.TECH NV

Annex I

Collateral Vessels

#	Collateral Vessel	Type	Built
1	Golden Ioanari	Kamsarmax	2011
2	Golden Myrtalia	Capesize	2011
3	Golden Rose	Kamsarmax	2012
4	Golden Keen	Kamsarmax	2012
5	Golden Daisy	Kamsarmax	2012
6	Golden Ginger	Kamsarmax	2012
7	Golden Brilliant	Panamax	2013
8	KSL China	Capesize	2013
9	Golden Pearl	Panamax	2013
10	Golden Sue	Kamsarmax	2013
11	Golden Deb	Kamsarmax	2014
12	KSL Seattle	Capesize	2014
13	KSL Singapore	Capesize	2014
14	KSL Sapporo	Capesize	2014
15	KSL Sydney	Capesize	2014
16	Golden Kaki	Capesize	2014
17	KSL Salvador	Capesize	2014
18	KSL Santiago	Capesize	2014
19	Golden Houston	Capesize	2014
20	KSL Santos	Capesize	2014
21	Golden Anastasia	Capesize	2014
22	KSL San Francisco	Capesize	2014
23	Golden Amreen	Capesize	2015
24	Golden Kathrine	Capesize	2015
25	KSL Sakura	Capesize	2015
26	KSL Seoul	Capesize	2015
27	KSL Seville	Capesize	2015
28	KSL Stockholm	Capesize	2015
29	Golden Aso	Capesize	2015
30	Golden Kennedy	Kamsarmax	2015
31	Golden Finsbury	Capesize	2015
32	Golden Barnet	Capesize	2016
33	Golden Behike	Capesize	2016
34	Golden Bexley	Capesize	2016
35	Golden Monterrey	Capesize	2016
36	Golden Scape	Newcastlemax	2016
37	Golden Swift	Newcastlemax	2016
38	Golden Fulham	Capesize	2016
39	Golden Amber	Panamax	2017
40	Golden Savannah	Capesize	2017
41	Golden Surabaya	Capesize	2017
42	Golden Walcott	Newcastlemax	2017
43	Golden Opal	Panamax	2017
44	Golden Nimbus	Capesize	2017
45	Golden Calvus	Capesize	2018
46	Golden Cirrus	Capesize	2018
47	Golden Cumulus	Capesize	2018
48	Golden Arcus	Capesize	2018
49	Golden Incus	Capesize	2018
50	Golden Champion	Newcastlemax	2019
51	Golden Coral	Newcastlemax	2019
52	Golden Fortune	Kamsarmax	2020
53	Golden Comfort	Newcastlemax	2020
54	Golden Courage	Newcastlemax	2020

Page 12 of 15

Confidential

CONFIDENTIAL CMB.TECH NV

55	Golden Saint	Newcastlemax	2020
56	Golden Forward	Kamsarmax	2020
57	Golden Competence	Newcastlemax	2020
58	Golden Confidence	Newcastlemax	2020
59	Golden Skies	Newcastlemax	2020
60	Golden Spirit	Newcastlemax	2020
61	Golden Friend	Kamsarmax	2020
62	Golden Fellow	Kamsarmax	2020
63	Golden Frost	Kamsarmax	2020
64	Golden Duke	Newcastlemax	2020
65	Golden Emerald	Newcastlemax	2020
66	Golden Earl	Newcastlemax	2020
67	Golden Freeze	Kamsarmax	2021
68	Golden Sapphire	Newcastlemax	2021
69	Golden Aquamarine	Newcastlemax	2021
70	Golden Fast	Kamsarmax	2021
71	Golden Furious	Kamsarmax	2021
72	Golden Spray	Newcastlemax	2021
73	Golden Star	Kamsarmax	2023
74	Golden Soul	Kamsarmax	2023
75	Golden Hope	Kamsarmax	2023
76	Golden Lion	Kamsarmax	2023
77	Golden Grace	Kamsarmax	2023
78	Golden John	Kamsarmax	2023
79	Golden Erling	Kamsarmax	2024
80	Golden Tide	Kamsarmax	2024
81	Golden Faith	Kamsarmax	2024
82	Golden Wave	Kamsarmax	2024

Page 13 of 15

Confidential

CONFIDENTIAL CMB.TECH NV Page 14 of 15 Confidential Annex II Approved Brokers Clarksons Arrow Sale & Purchase Limited Braemar ACM Howe Robinson MB Shipbrokers SSY Fearnleys Vessels Value13 13 The Borrower will be required to obtain valuations from two additional Approved Brokers in case they elect to use Vessels Value

CONFIDENTIAL CMB.TECH NV Page 15 of 15 Confidential Annex III Fees Arrangement Fees14: [***] 14 [***]